Exhibit 16.1

April 13, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	China-Biotics, Inc.
Commission File Number 333-110733

We have read the statements that we understand China-Biotics, Inc. will include under Item 4.01 in its Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the same section.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas